Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Apartment REIT Follow-on Offering Declared Effective by U.S. Securities and
Exchange Commission

SANTA ANA, Calif. (July 22, 2009) – Grubb & Ellis Apartment REIT, Inc. today announced that its registration statement pertaining to a public offering of approximately $1 billion in common stock was declared effective by the United States Securities and Exchange Commission on July 17, 2009. This is a follow-on offering to Grubb & Ellis Apartment REIT’s initial public offering of approximately $1 billion of common stock which commenced on July 19, 2006.

Grubb & Ellis Apartment REIT is a publicly registered, non-traded real estate investment trust offering up to 100,000,000 shares of its common stock for sale at $10.00 per share and up to an additional 5,000,000 shares of its common stock for issuance under its distribution reinvestment plan at $9.50 per share. Grubb & Ellis Apartment REIT intends to use the net proceeds from this offering primarily to invest in a diverse portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Grubb & Ellis Apartment REIT, Inc., c/o Grubb & Ellis Securities, Inc., 4 Hutton Centre, Suite 700, Santa Ana, Calif. 92707. This prospectus may also be obtained over the Internet at www.gbe-reits.com/apartment. Phone inquiries may be directed to 877.888.7348.

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